Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
DIVESTITURE OF SOUTH TEXAS NATURAL GAS
PROPERTIES

FRISCO, TEXAS, October 17, 2016 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced that it has entered into a definitive purchase and sale agreement with a third party to sell Comstock's conventional natural gas properties in South Texas for a sale price of $28.0 million.  The sale, which is subject to customary closing conditions and adjustments, is expected to close in December 2016 and will have an effective date of August 1, 2016.  Comstock intends to use the proceeds from the sale toward funding its 2016 drilling program.

The properties being sold are producing approximately 9.6 million cubic feet per day of natural gas and 22 barrels of oil per day.  At September 30, 2016, Comstock's proved reserves included approximately 57,000 barrels of oil and 48.9 billion cubic feet of natural gas related to the interests being sold.  The Company expects to realize a pre-tax loss on the divestiture of approximately $10.0 million.

The Company also announced that it has recently restarted its Haynesville drilling program and on September 28th spudded the Company's fourth well this year and plans to add a second operated drilling rig by early November.

Additionally, Comstock has begun to implement its hedging program for 2017 with the recent improvement in natural gas prices.  Currently, the Company has hedged 30 million cubic feet per day of its 2017 natural gas production at $3.25 per Mmbtu.

"This sale strengthens our balance sheet by providing additional liquidity and helps fund our Haynesville shale drilling program," stated M. Jay Allison, Chief Executive Officer of Comstock.

BMO Capital Markets served as exclusive financial advisor and Locke Lord LLP served as legal advisor to Comstock on the transaction.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.